FOR IMMEDIATE RELEASE

PATIENT SAFETY TECHNOLOGIES APPOINTS NEW CHIEF OPERATING OFFICER
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TEMECULA, CA, August 9, 2010 – Patient Safety Technologies, Inc. (OTCBB:PSTX) today announced the appointment of John (Jack) Hamilton as Vice President and Chief Operating Officer.  Mr. Hamilton will play a key role in the operational management of SurgiCount Medical, the wholly-owned operating subsidiary of Patient Safety Technologies, Inc.

“I am pleased to welcome Jack to the company and to announce the addition of an executive with such an extensive medical device operational background.” said Brian E. Stewart, President and Chief Executive Officer.

Mr. Hamilton brings more than 28 years of medical device experience to the company.  He joins from SRI Surgical where he spent over 18 years serving in a variety of executive positions, most recently as the Senior Vice President of Process Engineering & Quality Assurance.  His responsibilities have included product development, process engineering, specification development, manufacturing as well as serving as the head of Quality Assurance and Regulatory Affairs.  He also brings with him significant experience with automatic identification technologies including both RFID and barcode systems.  Jack is a member of several influential industry associations, including AAMI (Association for the Advancement of Medical Instrumentation), ASQ (American Society for Quality) and ASTM (American Society for Testing and Materials) and is an active member of several AAMI working groups.

“I am excited to be joining the company at this time of growth and opportunity and look forward to helping drive its success to the next level.” said Mr. Hamilton.

About Patient Safety Technologies, Inc. and SurgiCount Medical
Patient Safety Technologies, Inc., through its wholly-owned operating subsidiary SurgiCount Medical, Inc., provides the Safety-Sponge® System, a solution proven to improve patient safety and reduce healthcare costs by preventing one of the most common errors in surgery, retained foreign objects.  For more information contact Brian E. Stewart, President and CEO SurgiCount Medical, Inc. at (951) 587-6201 or visit www.surgicountmedical.com.